EXHIBIT 99.1
For Immediate Release

CRM Holdings, Ltd. Announces Fourth Quarter and Year End Results

HAMILTON, Bermuda, March 4, 2010 – CRM Holdings, Ltd. ("CRM" or “the Company”) (Nasdaq: CRMH), a specialty provider of workers' compensation insurance products, announced results for the fourth quarter and year ended December 31, 2009.

Three Months Ended December 31, 2009

In the fourth quarter of 2009, the Company incurred a net loss from continuing operations of $19.0 million, or $(1.13) per diluted share. In the same quarter of the prior year, the Company incurred a net loss from continuing operations of $6.2 million, or $(0.38) per diluted share. Unless otherwise stated, all further results discussed in this release refer to continuing operations for 2009 and results on a comparable basis for 2008.

Total revenues in the fourth quarter of 2009 were $27.2 million, compared to $30.3 million in the same quarter of the prior year.  Underwriting actions taken on business written by Majestic Insurance Company (“Majestic”), the Company’s primary insurance provider, in the states of New York and New Jersey, reduced net earned premiums by $3.0 million.  Decreases in the Company’s net earned premiums and fee-based management services were offset by increases in investment income. Investment income during the quarter increased to $6.7 million from $4.6 million in the fourth quarter of 2008, as the Company realized gains on its portfolio of fixed income securities. Excluding the benefits of realized capital gains in both periods, interest income earned was $2.3 million in the fourth quarter of 2009, compared to $3.0 million in the same quarter a year ago, a reflection of lower prevailing interest rates in 2009.

Total underwriting expenses for the fourth quarter increased to $33.2 million from $28.2 million a year ago. This increase primarily resulted from higher current year loss and loss adjustment expenses at Majestic on policies underwritten in California, where paid and incurred losses recorded in the first three quarters of 2009 developed worse than expected.  For the fourth quarter of 2009, the Company’s overall loss ratio was 151.7%, compared to 101.6% for the fourth quarter of 2008.

Operating expenses of $11.5 million compared to $9.0 million in the same quarter last year. This increase was due to a goodwill impairment charge of $2.7 million related to the full write down of goodwill resulting from the Company’s acquisition of Majestic in November 2006. For the fourth quarter of 2009, the Company’s overall combined ratio was 206.7%, compared to an overall combined ratio of 141.0% for the fourth quarter of 2008.

Primary Insurance

During the quarter, Majestic experienced a decline in revenues compared to the same quarter of 2008. Net earned premiums for the quarter ended December 31, 2009, were $17.2 million, compared to $20.4 million in the same quarter a year ago, largely as a result of underwriting actions taken on Majestic business underwritten in New York and New Jersey. While Majestic experienced lower volumes in the number of policies written in its major market of California during the fourth quarter of 2009, this decrease was offset by slightly higher pricing of policies underwritten. Despite declining payroll and deliberate underwriting actions, Majestic’s submissions and premium written remained strong through the end of 2009. In-force premiums from primary insurance policies at Majestic were $146.9 million at December 31, 2009, compared with $157.2 million at the same time last year.

Majestic’s loss ratio for the 2009 fourth quarter was 156.8%, compared to 93.7% for the fourth quarter of 2008. This increase resulted from a higher current accident year loss ratio as described above and $1.6 million of prior year unfavorable loss reserve development.

Majestic’s underwriting loss was $19.6 million for the fourth quarter of 2009, compared to an underwriting loss of $7.0 million in the same quarter in the prior year. This increase was principally due to the current year loss and loss adjustment expenses and the write off of goodwill.  Majestic’s combined ratio for the quarter was 214.6%, compared to 134.1% a year ago.

Reinsurance

The Company’s reinsurance segment, Twin Bridges, generated $2.3 million of net earned premiums in the fourth quarter of 2009, down from $3.5 million in the fourth quarter of the prior year. The reduction was principally due to a decrease in the volume of reinsurance premiums assumed from Majestic.  Twin Bridges loss ratio was 114.6% for the fourth quarter of 2009, compared to 148.0% in the fourth quarter of 2008.  This decrease resulted from Twin Bridges recognizing less unfavorable development in 2009 as compared to 2008.  The underwriting loss of $1.2 million for the quarter was an improvement over the underwriting loss of $2.8 million in the fourth quarter of 2008. Twin Bridges’ combined ratio for the quarter was 149.2%, compared to 182.0% a year ago.

Fee-based Business

Fee-based management services revenues were $1.1 million for the fourth quarter of 2009, compared to $1.9 million in the fourth quarter of 2008. The reduction reflected a decline in insured payroll in the self-insured groups under management and a reduction of the number of groups from 4 in the fourth quarter of 2008 to 2 in the fourth quarter of 2009. Effective January 1, 2010, the Contractors Access Program self-insured group terminated active operations and the Company has one self-insured group under management. The fee-based management services operations produced operating income of $161 thousand, compared to operating income of $241 thousand in the same quarter of 2008.

Twelve Months Ended December 31, 2009

For the year ended December 31, 2009, the Company’s net loss from continuing operations was $45.0 million, or ($2.68) per diluted share, compared to net income from continuing operations of $2.0 million, or $0.12 per diluted share in 2008.  Total revenues for the year declined to $101.5 million from $143.2 million in 2008.

The major factors contributing to the swing in profits were the establishment of a tax valuation allowance, a decrease in net earned premiums, which includes the reinstatement premiums incurred in the third quarter of 2009, an increased current accident year loss ratio, favorable loss reserve development in 2008 as compared to unfavorable development in 2009, the write-off of the goodwill, and severance expense related to the former co-CEOs incurred in the first quarter of 2009.

Investment Portfolio

At December 31, 2009, the Company had no exposure to equities, collateralized debt obligations or collateralized mortgage obligations.  The overall credit rating of Majestic’s fixed income portfolio was AA+. The following tables illustrate Majestic’s investment portfolio distribution by sector and average credit rating.

Portfolio Distribution by Sector					Portfolio Distribution by Credit Rating
	12/31/2009		12/31/2008
		Average		Average
	% of	Credit	% of	Credit	Quality	12/31/2009	12/31/2008
	Portfolio	Rating	Portfolio	Rating
					AAA	46.9%	58.7%
Government	21.1%	AAA	17.1%	AAA	AA	25.3%	23.3%
Agency	5.1%	AAA	7.4%	AAA	A	26.1%	14.7%
Corporate	30.0%	A	16.5%	A	BBB	1.4%	3.3%
Mortgage backed securities	17.4%	AAA	20.4%	AAA	Below BBB	0.3%	0.0%
Asset backed securities	3.4%	AA+	2.8%	AAA		100.0%	100.0%
Municipal	23.0%	AA	35.8%	AA
Total	100.0%	AA+	100.0%	AA+	Average credit rating	AA+	AA+

The effective portfolio duration was 3.5 years, and the average portfolio yield was 3.3%.

Conference Call

The Company will host a conference call at 9:00 a.m. ET on Thursday, March 4, 2010, to discuss earnings for the fourth quarter ended December 31, 2009. To participate in the event by telephone, please dial 877-303-2905 five to 10 minutes prior to the start time (to allow time for registration) and reference passcode 58681153. International callers should dial 408-427-3868. The conference call will be broadcast live over the Internet and can be accessed by all interested parties at CRM’s Web site at http://www.CRMHoldingsLtd.bm/events.cfm. To listen to the call please go to this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived for 90 days on CRM’s Web site at http://www.CRMHoldingsLtd.bm/events.cfm. A digital replay of the call will also be available on Thursday, March 4, at approximately 11:00 a.m. ET through Wednesday, March 10 at midnight ET. Dial 800-642-1687 and enter the conference ID number 58681153. International callers should dial 706-645-9291 and enter the same conference ID number.

About CRM Holdings, Ltd.

CRM Holdings, Ltd. is a specialty provider of workers’ compensation insurance products. Through its subsidiaries, CRM Holdings offers workers’ compensation insurance coverage, reinsurance, and fee-based management services for self-insured entities. The Company seeks to provide quality products and services that fit the needs of its insureds and clients and is dedicated to developing and maintaining a mutually beneficial, long-term relationship with them. The Company’s workers’ compensation insurance coverage is offered to employers in California, New York, New Jersey, Arizona, Nevada, and other states. The Company's reinsurance is underwritten from Bermuda, and the fee-based management services are provided to self-insured entities in California. Further information can be found on the Company’s website at http://www.CRMHoldingsLtd.bm.

CRMH-E

Contact Information:

Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd., Ste. 2050
Los Angeles, CA 90024
(310) 954-1343

Forward-Looking statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although the Company believes that its plans, intentions and expectations are reasonable, the Company may not achieve such plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements the Company makes in this document.  Such risks and uncertainties are discussed in the Company's Form 10-K for the year ended December 31, 2008 and in other documents filed by the Company with the Securities and Exchange Commission. The Company believes that these factors include, but are not limited to the following:
•	The cyclical nature of the insurance and reinsurance industry;
•	Premium rates;
•	Investment results;
•	Legislative and regulatory changes;
•	The estimation of loss reserves and loss reserve development;
•	Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;
•	The occurrence and effects of wars and acts of terrorism;
•	The effects of competition;
•	The possibility that the outcome of any litigation, arbitration or regulatory proceeding is unfavorable;
•	Failure to retain key personnel;
•	Economic downturns; and
•	Natural disasters.
These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made.  The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

(Financial tables and contact information follow)

Table 1	CRM Holdings, Ltd.
Consolidated Balance Sheets

	December 31, 2009	December 31, 2008
	(Dollars in thousands)
Assets
Investments
Fixed-maturity securities, available-for-sale (amortized cost $275,480 and $308,607)	$276,593	$313,622
Short-term investments	4,893	113
Investment in unconsolidated subsidiary	1,083	1,083
Total investments	282,569	314,818
Cash and cash equivalents	44,087	28,044
Restricted cash and cash equivalents	5,922	2,000
Total cash and cash equivalents	50,009	30,044
Accrued interest receivable	2,542	3,184
Premiums receivable, net	6,246	11,935
Reinsurance recoverable and prepaid reinsurance	123,767	63,801
Accounts receivable, net	3,178	3,099
Deferred policy acquisition costs	758	1,084
Current income taxes, net	6,979	3,208
Deferred income taxes, net	-	7,809
Goodwill and other intangible assets, net	436	3,252
Prepaid expenses	3,675	1,836
Other assets	2,788	3,330
Total assets	$482,947	$447,400

Liabilities and shareholders' equity
Reserve for losses and loss adjustment expenses	$317,497	$245,618
Reinsurance payable	20,357	9,424
Unearned premiums	10,599	13,090
Long-term debt	44,083	44,083
Other liabilities	29,677	26,325
Total liabilities	422,213	338,540

Common shares
Authorized 50 billion shares; $0.01 par value per share;
16.5 and 16.2 million common shares issued and outstanding	165	162
0.4 million Class B shares issued and outstanding	4	4
Additional paid-in capital	71,057	69,743
Retained (deficit) earnings	(11,215)	35,619
Accumulated other comprehensive income	723	3,332
Total shareholders' equity	60,734	108,860
Total liabilities and shareholders' equity	$482,947	$447,400

Table 2
CRM Holdings, Ltd.
Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
	(Dollars in thousands, except per share amounts)
Revenues
Net premiums earned	$19,491	$23,902	$80,524	$121,942
Fee-based management services	1,014	1,732	4,651	7,329
Investment income	6,724	4,628	16,286	13,900
Total revenues	27,229	30,262	101,461	143,171

Expenses
Losses and loss adjustment expenses	29,572	24,277	81,654	85,506
Policy acquisition costs	3,601	3,950	15,240	19,153
Fees paid to general agents and brokers	342	510	1,939	3,983
Selling, general and administrative expenses	11,126	8,536	39,628	30,725
Interest expense	1,060	920	3,798	3,718
Total expenses	45,701	38,193	142,259	143,085

(Loss) income from continuing operations before income taxes	(18,472)	(7,931)	(40,798)	86
Tax provision (benefit) from continuing operations	572	(1,684)	4,186	(1,937)
(Loss) income from continuing operations	(19,044)	(6,247)	(44,984)	2,023

Discontinued operations
(Loss) income from discontinued operations before income taxes	(330)	648	(1,807)	(5,360)
Tax (benefit) provision from discontinued operations	(306)	156	43	(1,841)
(Loss) income from discontinued operations	(24)	492	(1,850)	(3,519)

Net Loss	$(19,068)	$(5,755)	$(46,834)	$(1,496)

(Loss) earnings per share from continuing operations
Basic	$(1.13)	$(0.38)	$(2.68)	$0.12
Diluted	$(1.13)	$(0.38)	$(2.68)	$0.12
Earnings (loss) per share from discontinued operations
Basic	$0.00	$0.03	$(0.11)	$(0.21)
Diluted	$0.00	$0.03	$(0.11)	$(0.21)
Net loss per share
Basic	$(1.13)	$(0.35)	$(2.79)	$(0.09)
Diluted	$(1.13)	$(0.35)	$(2.79)	$(0.09)
Weighted average shares outstanding
Basic	16,868	16,491	16,780	16,441
Diluted	16,868	16,491	16,780	16,441

Table 3
CRM Holdings, Ltd.
Unaudited Consolidated Statements of Cash Flow
Years Ended December 31,

	2009	2008
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(46,834)	$(1,496)
Adjustments to reconcile net loss to net cash
(used in) provided by operating activities:
Depreciation and amortization	778	1,635
Amortization of unearned compensation, restricted stock	1,260	1,420
Amortization of premiums and discounts on available-for-sale investments	1,604	686
Net realized gains on sale of available-for-sale investments	(6,254)	(3,687)
Other-than-temporary impairment losses on available-for-sale investments	30	762
Impairment of goodwill and other intangible assets	2,661	196
Write off of uncollectible premiums receivable	1,625	1,346
Deferred income taxes	9,103	(913)
Changes in:
Accrued interest receivable	642	(418)
Premiums receivable, net	4,064	611
Reinsurance recoverable and prepaid reinsurance	(59,966)	(25,217)
Accounts receivable, net	(41)	1,842
Deferred policy acquisition costs	326	(461)
Current income taxes, net	(3,771)	(3,483)
Prepaid expenses	(1,880)	324
Other assets	49	117
Reserve for losses and loss adjustment expenses	71,879	56,770
Reinsurance payable	10,933	3,683
Unearned premiums	(2,491)	4,237
Other liabilities	3,355	1,650
Net cash (used in) provided by operating activities	(12,928)	39,604

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale investments	(473,901)	(297,371)
Proceeds from sales of available-for-sale investments	209,831	183,144
Proceeds from maturities of available-for-sale investments	301,815	70,030
Net purchases, sales and maturities of short-term investments	(4,780)	673
(Increase) decrease in receivable for securities sold	(38)	60
Increase in payable for investments purchased	-	(123)
Acquisition of intangible assets	-	(102)
Purchases of fixed assets	(142)	(908)
Disposals of fixed assets	51	619
Net cash provided by (used in) investing activities	32,836	(43,978)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in restricted cash and cash equivalents	(3,922)	(2,000)
Repayments under long-term debt	-	(1)
Issuance of common shares - shared-based compensation	75	190
Retirement of common shares - share-based compensation	(18)	(57)
Net cash used in financing activities	(3,865)	(1,868)
Net increase (decrease) in cash	16,043	(6,242)
Cash and cash equivalents
Beginning	28,044	34,286
Ending	$44,087	$28,044

Table 4

	CRM Holdings, Ltd.
	Quarter to Date
	Income by Segments

	For the three months ended December 31, 2009
	Primary Insurance	Reinsurance	Fee-Based Management Services	Corporate and Other	Elimina- tions	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$17,153	$2,338	$-	$-	$-	$19,491
Fee-based management services	-	-	1,140	-	(126)	1,014
Net investment income	2,280	341	(3)	19	(335)	2,302
Net realized gains	4,422	-	-	-	-	4,422
Total revenues	23,855	2,679	1,137	19	(461)	27,229
Expenses:
Underwriting expenses	29,980	3,319	-	-	(126)	33,173
Operating expenses	6,822	169	976	3,501	-	11,468
Interest expense	519	-	-	876	(335)	1,060
Total expenses	37,321	3,488	976	4,377	(461)	45,701

(Loss) income from continuing
operations before taxes	$(13,466)	$(809)	$161	$(4,358)	$-	$(18,472)

Total assets	$486,790	$56,566	$4,086	$271,259	$(339,302)	$479,399

	For the three months ended December 31, 2008
	Primary Insurance	Reinsurance	Fee-Based Management Services	Corporate and Other	Elimina- tions	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$20,433	$3,469	$-	$-	$-	$23,902
Fee-based management services	-	-	1,910	-	(178)	1,732
Net investment income	2,829	517	(2)	28	(350)	3,022
Net realized gains	1,606	-	-	-	-	1,606
Total revenues	24,868	3,986	1,908	28	(528)	30,262
Expenses:
Underwriting expenses	22,381	6,024	-	-	(178)	28,227
Operating expenses	5,013	290	1,667	2,078	-	9,048
Interest expense	350	-	-	918	(350)	918
Total expenses	27,744	6,314	1,667	2,996	(528)	38,193

(Loss) income from continuing
operations before taxes	$(2,876)	$(2,328)	$241	$(2,968)	$-	$(7,931)

Total assets	$434,473	$60,962	$4,807	$305,461	$(362,289)	$443,414

Table 4
	CRM Holdings, Ltd.
	Year to Date
	Income by Segments

	For the year ended December 31, 2009
	Primary Insurance	Reinsurance	Fee-Based Management Services	Corporate and Other	Elimina- tions	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$70,396	$10,128	$-	$-	$-	$80,524
Fee-based management services	-	-	5,128	-	(477)	4,651
Net investment income	9,765	1,445	(17)	85	(1,216)	10,062
Net realized gains	6,194	30	-	-	-	6,224
Total revenues	86,355	11,603	5,111	85	(1,693)	101,461
Expenses:
Underwriting expenses	86,659	10,712	-	-	(477)	96,894
Operating expenses	19,831	876	5,018	15,842	-	41,567
Interest expense	1,474	-	-	3,540	(1,216)	3,798
Total expenses	107,964	11,588	5,018	19,382	(1,693)	142,259

(Loss) income from continuing
operations before taxes	$(21,609)	$15	$93	$(19,297)	$-	$(40,798)

Total assets	$486,790	$56,566	$4,086	$271,259	$(339,302)	$479,399

	For the year ended December 31, 2008
	Primary Insurance	Reinsurance	Fee-Based Management Services	Corporate and Other	Elimina- tions	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$93,337	$28,605	$-	$-	$-	$121,942
Fee-based management services	-	-	8,216	-	(887)	7,329
Net investment income	9,738	2,080	(6)	211	(1,047)	10,976
Net realized gains	2,900	24	-	-	-	2,924
Total revenues	105,975	30,709	8,210	211	(1,934)	143,171
Expenses:
Underwriting expenses	81,006	24,540	-	-	(887)	104,659
Operating expenses	19,074	1,023	7,842	6,769	-	34,708
Interest expense	1,047	-	-	3,718	(1,047)	3,718
Total expenses	101,127	25,563	7,842	10,487	(1,934)	143,085

Income (loss) from continuing
operations before taxes	$4,848	$5,146	$368	$(10,276)	$-	$86

Total assets	$434,473	$60,962	$4,807	$305,461	$(362,289)	$443,414

Table 5
CRM Holdings, Ltd.
Revenues by Segment

	Three months ended		Years ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Dollars in thousands)
Revenues from Fee-Based Management Services
California	$1,140	$1,910	$5,128	$8,216
	1,140	1,910	5,128	8,216

Revenues from Primary Insurance
California	12,062	11,997	44,960	55,946
New York/New Jersey	4,434	7,469	22,340	33,607
Other (1)	657	967	3,096	3,784
	17,153	20,433	70,396	93,337
Revenues from Reinsurance
California	2,245	3,012	8,299	18,842
New York/New Jersey	363	543	1,745	7,835
Other (2)	(270)	(86)	84	1,928
	2,338	3,469	10,128	28,605

Investment income (3)	6,724	4,628	16,286	13,900

Eliminations (4)	(126)	(178)	(477)	(887)

Total revenues from continuing operations	$27,229	$30,262	$101,461	$143,171

(1)	Includes primary insurance premiums for policies written in Washington, Alaska, Arizona, Nevada, Florida, Oregon & Hawaii.

(2)	Includes reinsurance premiums for policies written in Washington, Alaska, Arizona, Nevada, Florida, Oregon & Hawaii.

(3)
Includes the elimination of $335 thousand and $350 thousand of Twin Bridges intercompany interest income on funds withheld by Majestic for the three months ended December 31, 2009 and 2008, respectively, and the elimination of $1,216 thousand and $1,047 thousand of Twin Bridges intercompany interest income on funds withheld by Majestic for the twelve months ended December 31, 2009 and 2008, respectively.

(4)
Elimination of fee-based management intercompany commissions against primary insurance policy acquisition costs for the three months ended December 31, 2009 and 2008, respectively. Elimination of fee-based management intercompany commissions against primary insurance policy acquisition costs for the twelve months ended December 31, 2009 and 2008, respectively.

Table 6
CRM Holdings, Ltd.
Fee-Based Management Services Segment Data (1)

	December 31,
	2009	2008
Number of Groups
California	2	4

Number of Group Members
California	197	376

Aggregate Annualized Premiums (2)
California ($000's)	$27,663	$49,035

(1)	Excludes the fee-based management services segment data for CRM NY, which has been reclassifed as discontinued operations for all periods presented.

(2)	Aggregate annualized premiums are the annualized total of the actual premiums payable to our groups by their members as in effect at the dates specified.

Table 7
CRM Holdings, Ltd.
Primary Insurance Segment Data

	Three months ended		Years ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Dollars in thousands)		(Dollars in thousands)
Net primary insurance premiums earned	$17,153	$20,433	$70,396	$93,337
Loss and loss adjustments expenses	26,894	19,143	73,737	68,326
Underwriting, acquisition and insurance expenses (1)	9,908	8,251	32,753	31,754
Underwriting loss	$(19,649)	$(6,961)	$(36,094)	$(6,743)

Loss Ratio (2)	156.8%	93.7%	104.7%	73.2%
Expense Ratio (3)	57.8%	40.4%	46.5%	34.0%
Combined Ratio (4)	214.6%	134.1%	151.2%	107.2%

(1)
Does not include the elimination of $126 thousand and $178 thousand of Majestic policy acquisition costs against fee-based management commissions for the three months ended December 31, 2009 and 2008, respectively. Does not include the elimination of $477 thousand and $887 thousand of Majestic policy acquisition costs agains fee-based management commission for the nine months ended December 31, 2009 and 2008, respectively.

(2)	The loss ratio is calculated by dividing loss and loss adjustment expense by net primary insurance premiums earned.

(3)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net primary insurance premiums earned.

(4)	The combined ratio is the sum of the loss ratio and the expense ratio.

Table 8
CRM Holdings, Ltd.
Reinsurance Segment Data

	Three months ended		Years ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Dollars in thousands)		(Dollars in thousands)
Net reinsurance premiums earned	$2,338	$3,469	$10,128	$28,605
Loss and loss adjustments expenses	2,679	5,133	7,916	17,180
Underwriting, acquisition and insurance expenses	809	1,181	3,672	8,383
Underwriting (loss) income	$(1,150)	$(2,845)	$(1,460)	$3,042

Loss Ratio (1)	114.6%	148.0%	78.2%	60.1%
Expense Ratio (2)	34.6%	34.0%	36.3%	29.3%
Combined Ratio (3)	149.2%	182.0%	114.5%	89.4%

(1)	The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums earned.

(2)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums earned.

(3)	The combined ratio is the sum of the loss ratio and the expense ratio.